Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-274257 and 333-256611 on Form S-3 and in Registration Statement Nos. 333-271036, 333-265823, 333-255125, 333-244407, 333-235852, 333-229963, 333-223558 and 333-217300 on Form S-8 of our report dated March 31, 2023, with respect to the consolidated financial statements of Forte Biosciences, Inc. as of and for the year ended December 31, 2022, included in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

March 18, 2024